Exhibit 10.a
MASCO CORPORATION
NON-EMPLOYEE DIRECTORS EQUITY PROGRAM
UNDER THE 2024 LONG TERM STOCK INCENTIVE PLAN
Non-employee directors of Masco Corporation (the “Company”) are eligible to receive an annual retainer, of which a portion is paid in cash and the remainder is paid in the form of a Restricted Stock Unit (“RSU”) Award granted pursuant to this Masco Corporation Non-Employee Directors Equity Program (the “Program”). Under this Program, an “Eligible Director” is any director of the Company who is not an employee of the Company and who receives a fee for services as a director. RSUs are bookkeeping entries that give the Eligible Director the right to receive shares of Company common stock (“Shares”) upon vesting. Terms not defined herein have the meaning given to them in the Company’s 2024 Long Term Stock Incentive Plan, as amended from time to time (the “Plan”).

Section 1. Restricted Stock Unit (RSU) Award
(a)Eligibility for Award. On the date of each of the Company’s annual stockholders’ meetings (the “Annual Meeting”), each person who is or becomes an Eligible Director at such meeting and whose service on the Board is expected to continue following such meeting shall be granted an RSU Award. The grant entitles an Eligible Director to receive Shares on a one-to-one RSU-to-Share basis upon vesting as set forth in the vesting schedule in the Award Agreement, subject to the terms and conditions set forth herein and in the Award Agreement.
(b)(i)  Amount of Award.  The number of RSUs awarded shall be determined by the Board of Directors from time to time (the “Equity Retainer”). If an Eligible Director begins serving as a director other than as of the date of an Annual Meeting, the RSU Award granted hereunder shall be granted at the meeting of the Board of Directors that takes place on or after the date such Eligible Director is first elected or appointed to the Board, and such Award shall be pro-rated to reflect the partial service provided by such Eligible Director in the period between Annual Meetings.
(ii) Adjustment to Amount or Terms of Award. The Board shall have sole discretion to adjust the amount of the Equity Retainer to be paid in the form of RSUs and the terms of any such RSU Award. Except as the Board may otherwise determine, any increase or decrease in an Eligible Director’s Annual Retainer during a period with respect to which such Eligible Director has already been granted an RSU Award shall be implemented by increasing or decreasing the cash portion of such Eligible Director’s annual retainer.
(iii) Limitation on Equity Retainer. Notwithstanding the foregoing or anything to the contrary herein, the maximum Equity Retainer granted to an Eligible

Director during the annual director compensation period (as defined in the Plan) shall not exceed the limit set forth in Section 4(b)(ii) of the Plan.
(c)Vesting. Subject to the provisions of Section 2 below, each RSU Award granted hereunder shall vest with respect to one-third of the RSUs (disregarding fractional RSUs) on May 15 of each of the three consecutive calendar years following the year in which such Award is granted; provided, however, that if an Award is granted between the Annual Meeting and December 31 pursuant to Section 1(b)(i), the first vesting shall occur on May 15 of the second calendar year following the year in which such Award is granted. Shares issued upon vesting will be registered in the Eligible Director’s name in book-entry form. RSUs that do not vest into Shares will be forfeited.
(d)Effective Grant Date. The price of the Shares used in determining the number of RSUs granted hereunder shall be the fair market value of the Shares as determined by the Board on the effective grant date of such Award (the “Grant Date”); provided that if an Award granted in accordance with Section 1(a) of this Program falls within seven days prior to the release of the Company’s quarterly or annual financial results, then the effective grant date for such Award will be the first trading day after the date on which such financial results are released.
(e)Dividend Equivalents. Promptly after each date on which the RSUs vest, the Company will pay to the Eligible Director an amount in cash (subject to any applicable taxes or charges) equal to the sum of the regular quarterly per share cash dividends, if any, paid by the Company to holders of record on or after the Grant Date (the “Dividend Equivalent”) multiplied by the number of RSUs then vesting in Shares. If, prior to the final vesting date of an Award hereunder (the “Final Vesting Date”), there is a record date for the Company’s regularly quarterly cash dividend that will be payable after the Final Vesting Date, then as soon as practicable after the later of the date the RSUs are settled in Shares or the date the declared dividend is paid to shareholders generally, the Company shall pay the Eligible Director the Dividend Equivalent on the RSUs that were held by such Eligible Director on such record date, calculated as provided above. Except for the payment of Dividend Equivalents, an Eligible Director shall have no right to receive any payment on account of any dividend or other distribution on the underlying Shares.
(f)No Voting or Other Rights. Until the RSUs vest and are settled as Shares, an Eligible Director shall not have voting rights with respect to the RSUs or the underlying Shares, and an Eligible Director will not be able to sell, encumber or otherwise transfer the RSUs or the underlying Shares except in accordance with the terms of the Plan.
Section 2. Termination of Services as a Director
(a)Retirement. If an Eligible Director’s term of service as a director is terminated by reason of retirement on or after normal retirement age for a director as set forth in the Company’s Corporate Governance Guidelines (“Retirement”), any RSU Award held by such Eligible Director shall continue to vest in the same manner as if such Eligible Director’s term of service had not terminated.
(b)Death or Disability. If an Eligible Director’s term of service as a director is terminated by reason of death or permanent and total disability or, if following termination or Retirement as a director, a former director dies while continuing to have rights under any RSU Awards, upon such death or termination by reason of permanent and total disability, any such RSUs shall immediately vest and be settled in Shares.
(c)Forfeiture.
(i) If an Eligible Director’s term of service as a director terminates for any reason other than as a result of death, permanent and total disability or Retirement, all RSUs held by such Eligible Director that remain subject to restrictions shall be forfeited and transferred back to the Company on the date of such termination; provided, however, that any RSUs that remain subject to restrictions but that would have vested on May 15 following such Eligible Director’s termination shall vest pro rata on the date of termination based upon that portion of the year between annual vesting dates in which the termination occurred during which such Eligible Director served as a director.
(ii) Notwithstanding anything to the contrary herein, if, following termination of service as a director for any reason other than death (including due to Retirement), a former director continues to hold RSUs, the Board, in its sole judgment, may cause all RSUs to be forfeited and transferred back to the Company concurrently with, or at any time following, such termination if the Board determines that such former director has engaged in any activity detrimental to the interests of the Company, a subsidiary or an affiliated company. In such circumstances, the Board may also determine not to pay any Dividend Equivalent that has accrued and has not been paid with respect to any RSUs.
(d)No Acceleration. The provisions of Section 6(d)(v) of the Plan shall not apply to RSU Awards granted to Eligible Directors.
Section 3. Section 409 of the Internal Revenue Code

    This Program and any Award Agreement hereunder are intended to comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code (“Section 409A of the Code”), and the provisions of this Award Agreement and the Program shall be interpreted in a manner that satisfies the requirements of Section 409A of the Code. If any term or condition of this Award Agreement or any provision of the Program would otherwise frustrate or conflict with this intent, the term or condition or provision shall be interpreted and deemed amended so as to avoid this conflict. Notwithstanding anything in the Program to the contrary, if the Board considers an Eligible Director to be a “specified employee” under Section 409A of the Code at the time of such Eligible Director’s “separation from service” (as defined in Section 409A of the Code), and any amount hereunder is “deferred compensation” subject to Section 409A of the Code, any distribution of such amount that otherwise would be made to such Eligible Director with respect to an Award as a result of such “separation from service” shall not be made until the date that is six months after such “separation from service,” except to the extent that earlier distribution would not result in such Eligible Director incurring interest or additional tax under Section 409A of the Code. The right to any “dividend equivalents” (within the meaning of Section 1.409A-3(e) of the Treasury Regulations) shall be treated separately from the right to other amounts under the Award. To the extent an Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), such Eligible Director’s right to such series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment. Notwithstanding the foregoing, the tax treatment of the benefits provided under this Program or any Award Agreement hereunder is not warranted or guaranteed, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by an Eligible Director on account of noncompliance with Section 409A of the Code.

Section 4. Termination, Modification or Suspension
The Board may terminate, modify or suspend the Program at any time as it may deem advisable.
Section 5. Governing Law
    The Program shall be governed by and interpreted in accordance with Michigan law.